UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 7, 2008 (August 1, 2008)

SURGE GLOBAL ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-24269	34-1454529
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

990 Highland Drive, Suite 206 Solana Beach, CA	92075
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(858) 720-9900

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01   Other Events.

On June 23, 2008, a complaint was filed against Registrant in Superior Court of San Diego, California (Case # 37-2008-00086302-CU-BC-CTL) by its former Chief Operating Officer, David Perez, alleging Breach of Contract and seeking Declaratory Relief. The claims are for breach of an Indemnity Agreement and breach of Surge's Bylaws with respect to advancement and reimbursement of legal fees and expenses incurred by Mr. Perez in conjunction with a lawsuit brought by Mr. Jack D. Zemer against Mr. Perez and Daniel Schreiber (a former board member). In another lawsuit previously filed, Mr. Schreiber’s attorneys had also sued Registrant for reimbursement of their legal fees in the Zemer matter, in which lawsuit Registrant was not a named party. Mr. Perez also reserved his right to seek any and all claims he has against the Company under the arbitration clause of his employment agreement and to seek recovery for any claims and legal fees which may be asserted against the Company pursuant to said agreement

On August 1, 2008, Registrant filed counterclaims seeking compensatory and punitive damages against Mr. Perez and Mr. Schreiber and also Granite Financial Group, Inc., a company owned by Mr. Schreiber, alleging (i) breach of fiduciary duty, (ii) breach of Mr. Perez’s employment agreement, (iii) fraudulent and intentional misconduct in conscious disregard of  Registrant’s rights, (iv) conspiracy with other parties to wrongfully obtain Registrant’s assets for themselves and each of them, and (v) seeking injunctive relief with respect to certain securities held by Mr. Perez.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURGE GLOBAL ENERGY, INC.,
a Delaware corporation

Date: August 7, 2008	By:	/s/ E. Jamie Schloss
E. Jamie Schloss, Chief Executive Officer